Exhibit 10.18
                              JOHN A. CATSIMATIDIS
                               823 Eleventh Avenue
                              New York, N. Y. 10019

Gristede's Foods, Inc.
823 Eleventh Avenue
New York,  N.Y. 10019

December 3, 2000

            Ref: Audit of Gristede's Foods Inc. Financial Statements for the Fiscal Year Ended December 3, 2000

Gentlemen:

            On November 10, 1997, Gristede's Foods, Inc. ("GRI") acquired 29 supermarkets and City Produce Distributors, Inc (collectively, the "Food Group") from entities wholly owned directly or indirectly by myself (the "Acquisition"). The total consideration for the Acquisition was $40 million -- and was paid by GRI issuing $36 million in common stock and assuming $4 million in liabilities owed by the Food Group to myself or entities wholly owned by myself (the "Intercompany Liabilities")

            In connection with the Acquisition, GRI acquired (i) the inventories located at the Food Group stores, (ii) various Food Group vendor trade receivables, and (iii) certain other Food Group assets. In turn, GRI assumed an equivalent amount of Food Group trade vendor payables and certain other Food Group liabilities.

            In your audit examination of GRI's financial statements for FYE 12/03/00, you have indicated that as of such date, GRI had approximately $700,000 remaining receivables that were acquired from the Food Group pursuant to the Acquisition (the "Remaining Receivables").

            Should (i) any portion of the Remaining Receivables be deemed by yourselves to be uncollectible at GRI's next fiscal year end date of December 2, 2001 (collectively, the "Guaranteed Receivables"), I agree to have such Guaranteed Receivables offset, dollar for dollar, against the Intercompany Liabilities, provided however, that the aggregate amount of such offsets do not exceed $700,000. Subsequent recoveries against the Guaranteed Receivables shall be available to pay the Intercompany Liabilities.

I further agree not to permit the level of Intercompany Liabilities on GRI's books to fall below $700,000 prior to the issuance of GRI's next audited financial statements for FYE 12/02/01, to cover any contingent liability herein.

This letter supercedes and nullifies the prior letter, "Ref.: Audit of Gristede's Foods, Inc. Financial Statements for the Fiscal Year Ended November 28, 1999" previously executed by myself.


Sincerely,

-----------------------------------
John Catsimatidis